EXHIBIT 99.1

Harsco Corporation Reports Third Quarter 2012 Results

Adjusted Operating Income Increases 8 Percent

Cost Savings plus Strong Industrial and Rail Segment Results Offset Soft End Markets in Metals and Commercial Construction and Currency Translation Headwinds

CAMP HILL, Pa., Nov. 1, 2012 (GLOBE NEWSWIRE) -- Diversified global industrial company Harsco Corporation (NYSE:HSC) today reported third quarter 2012 U.S. GAAP ("GAAP") diluted earnings per share from continuing operations of $0.32, compared with $0.40 in the third quarter of 2011. Excluding special items, adjusted diluted earnings per share from continuing operations were $0.39 in the third quarter of 2012. There were no special items in the prior-year quarter. (See Table 1 for a description of the special items and a reconciliation of GAAP and adjusted results).

CEO Comment

"Our aggressive cost actions during the past year enabled us to increase operating profit in the quarter and deliver results that exceeded our guidance," said Harsco President and CEO Patrick Decker. "Our team has taken meaningful steps to demonstrate our ability to manage through difficult circumstances and deliver on our commitments.

"As we move forward, we remain focused on our core initiatives to drive greater and sustainable value creation. We will maintain a rigorous focus on cost management and operational efficiency."

Consolidated Third Quarter Operating Results

Total revenues were $757 million in the third quarter of 2012, compared with $856 million the prior-year quarter. During the past year the Company has taken several actions to increase returns and invest capital more effectively. Two of these include exiting unattractive contracts in Metals & Minerals and ceasing operations in certain countries in Infrastructure, which together accounted for $32 million of the year-over-year revenue decline. Foreign currency translation negatively impacted revenues by $41 million in the quarter. The revenue performance also reflects lower volume due to soft end markets in metals and commercial construction. That lower volume was partially offset by mid-single digit growth in the Rail and the Industrial businesses.

GAAP operating income from continuing operations was $50 million in the third quarter of 2012, compared with $51 million in the prior-year quarter. Foreign currency translation negatively impacted operating income by $2 million in the quarter. Excluding special items, adjusted operating income from continuing operations increased 8 percent to $55 million. Adjusted operating income margin increased 130 basis points to 7.2 percent in the quarter. This performance primarily reflects successful execution of the Company's cost reduction strategies and strong results in Industrial and Rail.

Net interest expense declined 12 percent to $10 million in the third quarter of 2012 from $12 million in the prior-year quarter. This decrease was primarily due to foreign currency translation, as well as lower carrying costs on the Company's revolving credit facility.

Income tax expense increased to $14 million in the third quarter of 2012 from $7 million in the third quarter of 2011. The prior-year tax expense was unusually low and was primarily due to one-time benefits.

Table 1--Special Items	Third Quarter		Nine Months
	2012	2011	2012	2011
GAAP diluted EPS from continuing operations	$0.32	$0.40	$0.13	$1.02

Restructuring charges (a)	0.10	--	0.84	--
Gains associated with exited countries (b)	(0.04)	--	(0.10)	--
Former CEO separation expense (c)	--	--	0.04	--
Gains on pension curtailment (d)	--	--	(0.02)	--
One-time Rail benefit (e)	--	--	--	(0.07)
Adjusted diluted EPS from continuing operations	$0.39 (f)	$0.40	$0.89	$0.95

(a) Charges resulting from the Company's previously announced restructuring plans in Infrastructure (3Q 2012 $7.7 million pre-tax; 9 Months 2012 $71.7 million pre-tax) and Metals & Minerals (3Q 2012 $0.7 million pre-tax; 9 Months 2012 $1.4 million pre-tax).
(b) Non-cash gains related to the closure of certain European operations in Infrastructure (3Q 2012 $4.2 million pre-tax; 9 Months 2012 $10.9 million pre-tax).
(c) Separation expense for former CEO (1Q 2012 $4.1 million pre-tax).
(d) Pension curtailment gain in Metals & Minerals (1Q 2012 $1.7 million pre-tax).
(e) Reduction of estimated costs related to the first phase of Rail's large China order (2Q 2011 $8 million pre-tax).
(f) Does not total due to rounding.

Consolidated Nine Month Results

GAAP diluted earnings per share from continuing operations were $0.13 in the first nine months of 2012, compared with $1.02 in the first nine months of 2011. Excluding special items, adjusted diluted earnings per share from continuing operations were $0.89 in the first nine months of 2012, compared with $0.95 in the prior-year period, as noted above in Table 1.

Total revenues were $2.3 billion in the first nine months of 2012, compared with $2.5 billion in the prior-year period. The Company's actions to increase returns and invest capital more effectively by exiting unattractive contracts in Metals & Minerals and ceasing operations in certain countries in Infrastructure accounted for $53 million and $46 million, respectively, of the year-over-year revenue decline. Foreign currency translation negatively impacted revenues by $115 million in the first nine months of 2012. The revenue performance also reflects lower volumes due to soft end markets in metals and commercial construction. That lower volume was partially offset by 20 percent growth in Industrial and 5 percent growth in Rail.

GAAP operating income from continuing operations was $72 million in the first nine months of 2012, compared with $144 million in the prior-year period. Foreign currency translation negatively impacted operating income by $8 million in the first nine months of 2012. Excluding special items, adjusted operating income from continuing operations was $137 million in the first nine months of 2012, compared with $136 million in the prior-year period. Adjusted operating income margin increased 60 basis points to 6.0 percent in the first nine months of 2012. This performance primarily reflects the Company's successful execution of its cost reduction strategies and strong results in the Industrial group.

Net interest expense decreased to $33 million in the first nine months of 2012 from $35 million in the comparable period of 2011, primarily due to foreign currency translation as well as lower carrying costs on the Company's revolving credit facility.

Income tax expense increased to $28 million in the first nine months of 2012 from $25 million in the first nine months of 2011, primarily due to losses from operations in certain jurisdictions where tax benefits could not be recognized.

Third Quarter Business Review

Harsco Metals & Minerals

Revenues were $345 million in the third quarter of 2012, compared with $400 million in the prior-year quarter. Management's decision to exit certain unattractive contracts accounted for $16 million of the year-over-year revenue decline. Foreign currency translation negatively impacted revenues by $27 million in the quarter. The revenue performance also reflects lower volumes due to the softness in the global metals industry. Overall customer steel production declined approximately 3 percent in the quarter compared with the prior-year quarter.

Excluding $0.7 million in restructuring charges related to the Company's previously announced actions, Metals & Minerals' adjusted operating income was $27 million in the third quarter of 2012. Operating income was $31 million in the prior-year quarter. Adjusted operating margin increased 20 basis points to 7.9 percent in the quarter. This performance reflects the Company's successful execution of its cost reduction strategies, which more than offset the negative impact of foreign currency translation and lower steel production.

Harsco Infrastructure

Revenues were $229 million in the third quarter of 2012 compared with $282 million in the prior-year quarter. As part of the previously announced restructuring plan, the Company's decision to cease operations in certain countries reduced revenues by $16 million in the quarter. Foreign currency translation negatively impacted sales by $14 million in the quarter. The sales performance also reflects softness in the global commercial construction markets and lower industrial maintenance services activity in North America and Europe.

Excluding $8 million in restructuring charges related to the Company's previously announced actions and a $4 million pre-tax non-cash gain associated with the closure of certain operations in Europe, Infrastructure's adjusted operating loss was $2.5 million in the third quarter, compared with an operating loss of $3.3 million in the prior-year quarter. This performance reflects the Company's successful execution of its cost reduction strategies, which partially offset the revenue decline and negative impact of foreign currency translation.

Harsco Rail

Revenues grew 5 percent to $91 million in the third quarter of 2012 from $87 million in the prior-year quarter. Operating income increased 20 percent to $14 million in the quarter from $12 million in the prior-year quarter. Operating margin increased 190 basis points to 15.2 percent in the quarter.

Rail's performance was primarily due to the timing and mix of equipment deliveries, particularly in China as part of its large order with the Ministry of Railways.

Harsco Industrial

Revenues increased 7 percent to $91 million in the third quarter of 2012 from $86 million in the prior-year quarter. Operating income increased 22 percent to $17 million from $14 million in the prior-year quarter. Operating margin increased 220 basis points to 18.3 percent in the quarter.

Industrial's third quarter performance primarily reflects a favorable mix for air-cooled heat exchangers and strong demand in the grating business, partially offset by softer demand for industrial boilers.

Fourth Quarter Outlook

Metals & Minerals revenues and earnings in the fourth quarter of 2012 are expected to be lower relative to the fourth quarter of 2011 and the third quarter of 2012. The Company anticipates further reduction of steel production at certain customers driven by slower global economic activity.

Infrastructure results are expected to reflect the continued impact from soft end markets mitigated by the cost saving benefits from the Company's prior restructuring actions. This is expected to result in fourth quarter results that will be similar to the third quarter of 2012 excluding restructuring charges.

The Rail business has a large number of equipment deliveries scheduled for customer acceptance late in the quarter. This is expected to result in a strong fourth quarter performance compared with the prior-year quarter.

The Industrial business expects results in the fourth quarter of 2012 to be lower than the fourth quarter of 2011 and the third quarter of 2012. This outlook reflects  softness in the order trends over the past few months for industrial boilers, as well as caution on the part of customers in the North America natural gas market.

The Company expects its tax rate to approximate 29 percent in the fourth quarter, excluding special items.

Based on these aforementioned factors, the Company expects diluted earnings per share from continuing operations to range from $0.28 to $0.33 in the fourth quarter, excluding special items.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities in the first nine months of 2012 was $111 million, compared with $190 million in the prior-year period. Cash from operations included $69 million and $17 million, respectively, of cash payments for restructuring actions in the first nine months of 2012 and 2011. Excluding restructuring payments, cash from operations was $181 million and $207 million, respectively, in the first nine months of 2012 and 2011. Capital expenditures in the first nine months of 2012 were $173 million, compared with $241 million for the same period in 2011.

At September 30, 2012, the Company's total debt was $969 million, compared with $909 million at December 31, 2011. The debt-to-capital ratio at September 30, 2012 was 44.7 percent, compared with 42.7 percent at December 31, 2011. The net debt-to-capital ratio at September 30, 2012 was 41.6 percent, up from 39.2 percent at December 31, 2011.

Conference Call

As previously announced, the Company will hold a conference call today at 10:00 a.m. Eastern Time to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The Company will refer to a slide presentation that accompanies its formal remarks. The slide presentation is available on the Company's website.

The call can also be accessed by telephone by dialing (800) 611-4920, or (973) 200-3957 for international callers. Enter Conference ID number 24916119. Listeners are advised to dial in at least five minutes prior to the call.

Replays will be available via the Harsco website.

Forward-Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates, including general economic conditions; changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs; changes in the performance of the equity and debt markets that could affect, among other things, the valuation of the assets in the Company's pension plans and the accounting for pension assets, liabilities and expenses; changes in governmental laws and regulations, including environmental, tax and import tariff standards; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates due to political instability, civil disobedience, armed hostilities, public health issues or other calamities; the seasonal nature of the Company's business; our ability to successfully enter into new contracts and complete new acquisitions or joint ventures in the timeframe contemplated or at all; the recent global financial and credit crisis, which could result in our customers curtailing development projects, construction, production and capital expenditures, which, in turn, could reduce the demand for our products and services and, accordingly, our sales, margins and profitability; the financial condition of the Company's customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability; risk and uncertainty associated with intangible assets; the successful integration of the Company's strategic acquisitions; the amount and timing of repurchases of the Company's common stock, if any; our ability to successfully implement cost-reduction initiatives, including the achievement of expected cost savings in the expected timeframe; and other risk factors listed from time to time in the Company's SEC reports.  The Company undertakes no duty to update forward-looking statements.

About Harsco

Harsco Corporation serves key industries that play a fundamental role in worldwide economic development, including steel and metals production, construction, railways and energy. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=361

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011
Revenues from continuing operations:
Service revenues	$ 571,892	$ 682,885	$ 1,769,415	$ 2,059,928
Product revenues	184,891	172,979	510,278	450,082
Total revenues	756,783	855,864	2,279,693	2,510,010
Costs and expenses from continuing operations:
Cost of services sold	453,304	545,008	1,406,727	1,643,202
Cost of products sold	126,683	126,395	351,707	305,833
Selling, general and administrative expenses	121,856	129,006	376,653	407,957
Research and development expenses	2,162	1,577	6,908	4,290
Other expenses	2,383	3,050	65,351	4,431
Total costs and expenses	706,388	805,036	2,207,346	2,365,713
Operating income from continuing operations	50,395	50,828	72,347	144,297
Interest income	1,449	683	3,005	2,022
Interest expense	(11,609)	(12,230)	(36,041)	(36,809)
Income from continuing operations before income taxes and equity income	40,235	39,281	39,311	109,510
Income tax expense	(13,545)	(7,078)	(28,489)	(24,813)
Equity in income of unconsolidated entities, net	182	194	479	530
Income from continuing operations	26,872	32,397	11,301	85,227
Discontinued operations:
Loss on disposal of discontinued business	(52)	(636)	(1,217)	(2,708)
Income tax benefit related to discontinued business	248	229	685	1,018
Income (loss) from discontinued operations	196	(407)	(532)	(1,690)
Net income	27,068	31,990	10,769	83,537
Less: Net income attributable to noncontrolling interests	(664)	(190)	(1,023)	(2,579)
Net income attributable to Harsco Corporation	$ 26,404	$ 31,800	$ 9,746	$ 80,958
Amounts attributable to Harsco Corporation common stockholders:
Income from continuing operations, net of tax	$ 26,208	$ 32,207	$ 10,278	$ 82,648
Income (loss) from discontinued operations, net of tax	196	(407)	(532)	(1,690)
Net income attributable to Harsco Corporation common stockholders	$ 26,404	$ 31,800	$ 9,746	$ 80,958
Weighted-average shares of common stock outstanding	80,659	80,767	80,623	80,737
Basic earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.32	$ 0.40	$ 0.13	$ 1.02
Discontinued operations	—	(0.01)	(0.01)	(0.02)
Basic earnings per share attributable to Harsco Corporation common stockholders	$ 0.33(a)	$ 0.39	$ 0.12	$ 1.00

Diluted weighted-average shares of common stock outstanding	80,910	81,037	80,863	80,997
Diluted earnings (loss) per common share attributable to Harsco Corporation common stockholders:
Continuing operations	$ 0.32	$ 0.40	$ 0.13	$ 1.02
Discontinued operations	—	(0.01)	(0.01)	(0.02)
Diluted earnings per share attributable to Harsco Corporation common stockholders	$ 0.33(a)	$ 0.39	$ 0.12	$ 1.00
(a) Does not total due to rounding

HARSCO CORPORATION CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	September 30	December 31
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$ 113,740	$ 121,184
Trade accounts receivable, net	619,403	618,475
Other receivables	40,296	44,431
Inventories	262,512	241,934
Other current assets	105,465	133,407
Total current assets	1,141,416	1,159,431
Property, plant and equipment, net	1,245,180	1,274,484
Goodwill	691,378	680,901
Intangible assets, net	81,657	93,501
Other assets	140,300	130,560
Total assets	$ 3,299,931	$ 3,338,877
LIABILITIES
Current liabilities:
Short-term borrowings	$ 12,982	$ 51,414
Current maturities of long-term debt	1,885	3,558
Accounts payable	231,320	252,329
Accrued compensation	95,493	92,603
Income taxes payable	10,812	8,409
Dividends payable	16,520	16,498
Insurance liabilities	21,907	25,075
Advances on contracts	76,375	111,429
Other current liabilities	206,215	220,953
Total current liabilities	673,509	782,268
Long-term debt	953,634	853,800
Deferred income taxes	24,420	27,430
Insurance liabilities	62,676	60,864
Retirement plan liabilities	328,994	343,842
Other liabilities	58,109	50,755
Total liabilities	2,101,342	2,118,959
EQUITY
Harsco Corporation stockholders' equity:
Common stock	140,080	139,914
Additional paid-in capital	152,943	149,066
Accumulated other comprehensive loss	(356,062)	(364,191)
Retained earnings	1,956,383	1,996,234
Treasury Stock	(745,205)	(744,644)
Total Harsco Corporation stockholders' equity	1,148,139	1,176,379
Noncontrolling interests	50,450	43,539
Total equity	1,198,589	1,219,918
Total liabilities and equity	$ 3,299,931	$ 3,338,877

HARSCO CORPORATION CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)
	Three Months Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Cash flows from operating activities:
Net income	$ 27,068	$ 31,990	$ 10,769	$ 83,537
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	61,293	69,699	188,182	207,330
Amortization	4,595	8,655	15,662	25,950
Equity in income of unconsolidated entities, net	(182)	(194)	(479)	(530)
Dividends or distributions from unconsolidated entities	154	—	308	160
Harsco 2011/2012 Restructuring Program non-cash adjustment	2,229	—	21,787	—
Other, net	(13,279)	318	(29,263)	(3,674)
Changes in assets and liabilities, net of acquisitions and dispositions of businesses:
Accounts receivable	4,317	10,055	(1,247)	(76,972)
Inventories	1,552	7,840	(23,298)	(6,667)
Accounts payable	(16,768)	(6,232)	(24,719)	3,150
Accrued interest payable	5,755	6,246	5,786	6,651
Accrued compensation	8,005	11,721	2,286	13,640
Harsco Infrastructure Segment 2010 Restructuring Program accrual	(2,004)	(5,551)	(4,755)	(16,697)
Harsco 2011/2012 Restructuring Program accrual	(4,542)	—	(8,050)	—
Other assets and liabilities	(2,571)	(11,305)	(41,600)	(45,771)
Net cash provided by operating activities	75,622	123,242	111,369	190,107
Cash flows from investing activities:
Purchases of property, plant and equipment	(64,925)	(73,944)	(172,770)	(240,820)
Proceeds from sales of assets	6,316	3,792	42,889	37,180
Purchases of businesses, net of cash acquired	(517)	(1,938)	(517)	(1,938)
Other investing activities, net	(891)	6,284	457	10,115
Net cash used by investing activities	(60,017)	(65,806)	(129,941)	(195,463)
Cash flows from financing activities:
Short-term borrowings, net	(12,936)	(28,656)	(39,302)	28,941
Current maturities and long-term debt:
Additions	29,958	48,498	249,034	215,422
Reductions	(27,223)	(48,301)	(151,399)	(210,761)
Cash dividends paid on common stock	(16,519)	(16,557)	(49,548)	(49,599)
Dividends paid to noncontrolling interests	(192)	(2,722)	(2,264)	(3,322)
Contributions from noncontrolling interests	112	8,414	8,097	9,074
Common stock issued - options	—	338	725	1,668
Other financing activities, net	(1)	(1)	(2,709)	(1)
Net cash provided (used) by financing activities	(26,801)	(38,987)	12,634	(8,578)
Effect of exchange rate changes on cash	3,567	(7,456)	(1,506)	(4,016)
Net increase (decrease) in cash and cash equivalents	(7,629)	10,993	(7,444)	(17,950)
Cash and cash equivalents at beginning of period	121,369	95,295	121,184	124,238
Cash and cash equivalents at end of period	$ 113,740	$ 106,288	$ 113,740	$ 106,288

HARSCO CORPORATION REVIEW OF OPERATIONS BY SEGMENT (Unaudited)

	Three Months Ended		Three Months Ended
	September 30, 2012		September 30, 2011

(In thousands)	Revenues	Operating Income (loss)	Revenues	Operating Income (loss)

Harsco Metals & Minerals	$ 344,867	$ 26,350	$ 400,478	$ 30,907

Harsco Infrastructure	229,287	(6,065)	282,319	(3,296)

Harsco Rail	91,423	13,906	87,438	11,636

Harsco Industrial	91,206	16,710	85,629	13,750

Corporate	—	(506)	—	(2,169)

Consolidated Totals	$ 756,783	$ 50,395	$ 855,864	$ 50,828

	Nine Months Ended		Nine Months Ended
	September 30, 2012		September 30, 2011

(In thousands)	Revenues	Operating Income (loss)	Revenues	Operating Income (loss)

Harsco Metals & Minerals	$ 1,069,741	$ 79,662	$1,216,004	$ 94,764

Harsco Infrastructure	701,829	(83,956)	842,220	(25,875)

Harsco Rail	239,098	35,272	227,985	42,279

Harsco Industrial	269,025	47,663	223,801	37,468

Corporate	—	(6,294)	—	(4,339)

Consolidated Totals	$ 2,279,693	$ 72,347	$2,510,010	$ 144,297

HARSCO CORPORATION REVIEW OF OPERATING INCOME BY SEGMENT EXCLUDING SPECIAL ITEMS (a) - Addendum (Unaudited)

	Three Months Ended				Three Months Ended
	September 30, 2012				September 30, 2011
	Operating Income (Loss)				Operating Income (Loss)
(In thousands)	As Reported	2011/2012 Restructuring Program Charge	Country Exit Gains (b)	Excluding Special Items	As Reported	2011/2012 Restructuring Program Charge	Country Exit Gains (b)	Excluding Special Items
Harsco Metals & Minerals	$ 26,350	$ 740	$ —	$ 27,090	$ 30,907	$ —	$ —	$ 30,907
Harsco Infrastructure	(6,065)	7,685	(4,152)	(2,532)	(3,296)	—	—	(3,296)
Harsco Rail	13,906	—	—	13,906	11,636	—	—	11,636
Harsco Industrial	16,710	—	—	16,710	13,750	—	—	13,750
Corporate	(506)	29	—	(477)	(2,169)	—	—	(2,169)
Consolidated Totals	$ 50,395	$ 8,454	$ (4,152)	$ 54,697	$ 50,828	$ —	$ —	$ 50,828

	Nine Months Ended
	September 30, 2012
	Operating Income (Loss)
(In thousands)	As Reported	2011/2012 Restructuring Program Charge	Country Exit Gains (b)	Former CEO Separation Expense	Pension Curtailment Gains	Excluding Special Items
Harsco Metals & Minerals	$ 79,662	$ 1,447	$ —	$ —	$ (1,716)	$ 79,393
Harsco Infrastructure	(83,956)	71,679	(10,906)	—	—	(23,183)
Harsco Rail	35,272	67	—	—	—	35,339
Harsco Industrial	47,663	—	—	—	—	47,663
Corporate	(6,294)	370	—	4,135	—	(1,789)
Consolidated Totals	$ 72,347	$ 73,563	$ (10,906)	$ 4,135	$ (1,716)	$137,423

	Nine Months Ended
	September 30, 2011
	Operating Income (Loss)
(In thousands)	As Reported	Reduction of Estimated Costs	Excluding Special Items
Harsco Metals & Minerals	$ 94,764	$ —	$ 94,764
Harsco Infrastructure	(25,875)	—	(25,875)
Harsco Rail	42,279	(7,966)	34,313
Harsco Industrial	37,468	—	37,468
Corporate	(4,339)	—	(4,339)
Consolidated Totals	$ 144,297	$ (7,966)	$ 136,331
(a) The Company's management believes operating income excluding special items is useful to investors because it provides an overall understanding of the Company's historical financial performance and future prospects. Exclusion of special items permits evaluation and comparison of results for the Company's core business operations, and it is on this basis that management internally assesses the Company's performance.
(b) Country exit gains (or losses) are non-cash items recognized when the Company has substantially liquidated its investment in a foreign entity. As part of the 2011/2012 Restructuring Program, Harsco Infrastructure exited several countries and recognized gains.
(c) Reduction of estimated costs relates to the first phase of Harsco Rail's large order in China with the Ministry of Railways.
CONTACT: Investor Contact
         Jim Jacobson
         717.612.5628
         jjacobson@harsco.com

         Media Contact
         Kenneth D. Julian
         717.730.3683
         kjulian@harsco.com